SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2010

Wound Management Technologies, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-11808	59-2219994
(State or other jurisdiction	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

(Address of principal executive offices)                 (Zip Code)

Registrant’s telephone number, including area code       817-820-7080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective June 24, 2010, Wound Management Technologies, Inc., a Texas corporation (the “Company”) filed a Certificate of Designations, Number, Voting Power, Preferences and Rights of Series B Convertible Redeemable Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Texas, designating 75,000 shares of Series B Preferred Stock, par value $10.00 per share (the “Series B Preferred Shares”). The Series B Preferred Shares rank senior to shares of all other series of Common Stock and Preferred Stock of the Company designated as junior to the Series B Preferred Shares with respect to dividends, distributions, and payments upon liquidation, dissolution, and winding up of the Company.

Each of the Series B Preferred Shares is convertible at the option of the holder into shares of our Common Stock, par value $.001 per share (“Common Stock”). The number of shares of Common Stock issuable upon conversion of one Series B Preferred Share is determined by dividing the stated value, or $1,000, by a conversion price of $1.00, subject to adjustment as provided in the Certificate of Designations. Holders of Series B Preferred Shares are entitled to vote on an as-converted basis with the holders of the Common Stock, except as otherwise required by law or as specifically provided in the Certificate of Designations. As further described in the Certificate of Designations, the Company has the option to redeem all or a portion of the outstanding Series B Preferred Shares at price of $2,000.00 per share.

The foregoing description of the Series B Preferred Shares is qualified in its entirety by reference to the Certificate of Designations, filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit.
No.               Description
4.1                Certificate of Designations, Number, Voting Power, Preferences and Rights of Series B  Convertible Redeemable Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOUND MANAGEMENT TECHNOLOGIES, INC.

Date: June 24, 2010	By:	/s/ Scott A. Haire, Chief Executive Officer